Exhibit 99.1

Press Release

Vuzix Reports Double Digit Revenue Growth in Q3 2022

ROCHESTER, N.Y., November 9, 2022 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its third quarter results for the period ended September 30, 2022.

“During the third quarter, we achieved both sequential and year-over-year double-digit total revenue growth despite numerous headwinds,” said Paul Travers, President and CEO. “We made strong progress in the quarter in terms of product development, technology advancement and new business engagements. On the OEM side of our business, we are now in discussions with many new potential defense, consumer electronics and enterprise customers who are interested in our waveguide and display engine solutions. At the same time, larger deployment opportunities for our smart glasses among key enterprise customers continue to expand both in number and visibility within the warehousing and logistics, automotive, pharma and healthcare verticals. Lastly, and subsequent to the close of Q3, we are also very pleased to have completed the acquisition of Moviynt, a key part of our strategy toward becoming more of a software solutions provider in certain vertical markets.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended September 30, 2022 and 2021, respectively:

	For Three Months Ended September 30
	($000s except per share amounts)
	2022	2021
Sales:
Sales of Products	$2,538	$3,019
Sales of Engineering Services	889	-

Total Sales	3,427	3,019

Total Cost of Sales	2,559	2,623

Gross Profit	868	396
Gross Profit %	25%	13%

Operating Expenses:
Research and Development	3,441	3,397
Selling and Marketing	1,981	1,653
General and Administrative	4,854	5,463
Depreciation and Amortization	510	246
Impairment of Patents and Trademarks	48	8

Total Operating Expenses	10,834	10,768

Loss from Operations	(9,965)	(10,372)

Total Other Income (Expense)	488	(116)
Net Loss	(9,477)	(10,488)

Loss per Common Share	$(0.15)	$(0.17)

Third Quarter 2022 Financial Results

For the three months ended September 30, 2022, total revenues increased by 14% to $3.4 million versus $3.0 million for the comparable period in 2021. Driving the increase in total revenues were engineering services revenues related to our waveguides and display engine solutions.

There was an overall gross profit of $0.9 million or 25% of revenues for the three months ended September 30, 2022 as compared to $0.4 million or 13% for the same period in 2021. The increase was due to higher revenues from engineering services which have greater gross margins, as compared to the prior’s year’s comparable period where Vuzix had no such revenues.

Research and Development expense was essentially flat at $3.4 million for the three months ended September 30, 2022 compared to $3.4 million for the comparable 2021 period, an increase of approximately 1%.

Selling and Marketing expense was $2.0 million for the three months ended September 30, 2022, versus $1.7 million the comparable 2021 period, an increase of approximately 20%. The rise was primarily due to increases in salary and benefits expenses due to headcount increases.

General and Administrative expense for the three months ended September 30, 2022 was $4.9 million versus $5.5 million for the comparable 2021 period, a decrease of approximately 11%. The decline was primarily due to decreases in non-cash stock-based compensation and legal expenses.

The net loss for the three months ended September 30, 2022 was $9.5 million or $0.15 cents per share versus a net loss of $10.5 million or $0.17 for the same period in 2021.

The net cash operating loss after adding back non-cash items for the third quarter of 2022 was $4.9 million as compared to a loss of $5.8 million for the third quarter of 2021. As of September 30, 2022, the Company maintained cash and cash equivalents of $90.4 million and an overall working capital position of $100.8 million.

Management Outlook

“Notwithstanding the challenging economic environment globally, continued weakness in foreign exchange rates compared to the US dollar and working to properly manage customer purchasing decisions, we expect sequential growth in smart glasses products and solution sales in Q4,” said Mr. Travers.

“Our OEM business, which includes engineering services and waveguide and display engine sales, continues to gain momentum. Leveraging the investments that we have already made in our core technology and OEM platform, our OEM revenue is expected to experience growth in Q4, led by consumer OEM customers along with US and allied defense and homeland security customers,” concluded Mr. Travers.

Conference Call Information

Date: Wednesday, November 9, 2022

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=NOcDFqCa

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended September 30, 2022.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on November 9, 2022, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13733881.

About Vuzix Corporation

Vuzix is a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Moviynt®, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. Vuzix holds 259 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2022 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in West Henrietta, NY, Oxford, UK, and Tokyo, Japan. For more information, visit the Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com